Natural Health Trends Corp. Notified of Non-Compliance With Minimum Shareholder Equity Requirement for Continued Listing on Nasdaq Capital Market

DALLAS, TX -- (Marketwire - August 21, 2009) - Natural Health Trends Corp. (NASDAQ: BHIP) announced that on August 17, 2009, it received a letter from The Nasdaq Stock Market stating that the Company is not in compliance with the $2.5 million minimum stockholders' equity requirement for continued listing on The Nasdaq Capital Market set forth in Listing Rule 5550(b)(1). The Company's Quarterly Report on Form 10-Q for the year ended June 30, 2009, which was filed with the Securities and Exchange Commission on August 14, 2009, reported that the Company's shareholders' equity on June 30, 2009, was $2.0 million.

As a result, the Staff of the The Nasdaq Stock Market is reviewing the Company's eligibility for continued listing on The Nasdaq Capital Market. The Company has been asked to facilitate that review no later than September 1, 2009, by submitting a specific plan to achieve compliance with the minimum stockholders' equity requirement. If the Company submits a plan that is accepted, it can be given until November 30, 2009, to regain compliance with this rule.

The Company expects to timely submit to Nasdaq a plan to regain compliance with the minimum stockholders' equity requirement. If the Company does not timely submit a plan, or if its plan is not accepted by Nasdaq, the Company's shares of common stock may be subject to delisting by The Nasdaq Capital Market. In that event, the Company would have the right to appeal Nasdaq's determination to delist its common stock to a listing qualifications panel, which would stay the effect of the delisting pending a hearing on the matter before the panel. There can be no assurance that we will be able to regain compliance with the minimum stockholders' equity requirement.

About Natural Health Trends Corp.

Natural Health Trends Corp. is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the company's website, and management encourages interested parties to register for updated corporate information via email on the company's home page, www.naturalhealthtrendscorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption "Risk Factors" in our Annual Report on Form 10-K filed on March 23, 2009, with the Securities and Exchange Commission ("SEC"), and our Quarterly Report on Form 10-Q filed on August 14, 2009, with the SEC. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contact:

Jean Bono
Natural Health Trends Corp.
investor.relations@nhtglobal.com